Exhibit 99.1

Ultralife Corporation Receives Award for its BA 5390 Military Batteries from Defense Logistics Agency

NEWARK, N.Y.--(BUSINESS WIRE)--September 17, 2010--Ultralife Corporation (NASDAQ: ULBI) has received an Indefinite Quantity Contract to source its BA 5390 batteries to the Defense Logistics Agency (DLA). The award consists of one base year, commencing on September 14, 2010, with four option years to be exercised in one-year increments at the discretion of the Government. DLA has estimated annual demand value for the base year at $5.3 million and has estimated the total award not to exceed $42.1 million.

“We are pleased to continue our partnership as the chosen supplier of our BA 5390 batteries to the US military. This award demonstrates the recognized quality of our products in mission critical applications. The BA 5390 is recognized for its long life, unsurpassed safety record and ability to lighten the load for the warfighter,” said John D. Kavazanjian, president and chief executive officer.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com